SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                     July 1, 1997




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                    63105-1820
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 854-5200
    including area code

Item 5.  Other Events
A press release was issued July 1, 1997. The relevant portion of the text of that release was as follows:

MALLINCKRODT COMPLETES SALE OF VETERINARY BUSINESS,
PLANS TO INCREASE SHARE REPURCHASE BY $250 MILLION

     ST. LOUIS, Mo., July 1, 1997 - Mallinckrodt Inc. (NYSE:MKG) announced today it has completed the sale of its worldwide animal health business to Schering-Plough Corporation and plans to increase share repurchases by $250 million.
     Ray Holman, Mallinckrodt chairman and chief executive officer, said, "We are expanding our ongoing stock buyback to share proceeds from the sale of Mallinckrodt Veterinary with our investors. We presently are involved in the most aggressive share repurchase our company has undertaken in many years." Earlier this year, the company added $250 million to its repurchase program as a result of the divestiture of the Tastemaker flavor joint venture; prior to that, share repurchases were expanded by $100 million when the feed ingredients business was sold in October 1995. The ongoing program includes repurchases to offset normal option and other dilution.
     The agreement to sell Mallinckrodt Veterinary to Schering-Plough for $405 million in cash was first announced on May 19, 1997. This followed a decision to divest the unit in August 1996.
     In a separate letter to shareholders mailed today, Holman reviewed the six elements of Mallinckrodt's shareholder value enhancement plan: alignment of interests, strategic growth, cost management, share repurchase, strategic acquisitions and shareholder communications.
     Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical and healthcare products worldwide.
     Mallinckrodt Inc. serves healthcare and specialty chemicals markets worldwide. A major producer of diagnostic imaging agents, medical devices, pain relief pharmaceuticals, catalysts, and laboratory and microelectronic chemicals, the company sells more than 1,000 products in more than 100 countries. The Mallinckrodt web site address is (www.mallinckrodt.com).
     This news release contains a forward-looking statement based on current expectations; the expanded program for the repurchase of additional shares is subject to market conditions and other strategic options available to the company.

                                       # # #

Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE:  July 3, 1997